UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PEREGRINE SEMICONDUCTOR CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Peregrine Semiconductor Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Peregrine Semiconductor Corporation
Commission File No.: 001-35623
The following is (1) employee communication and (2) a letter sent to customers, relating to the proposed merger between Peregrine Semiconductor Corporation and Murata Electronics North America, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of August 22, 2014.
Employee e-mail

From: Susanne Namdar
To: Peregrine - Everyone
Subject: Allhands Meeting
Start: Friday, August 22, 2014 10:00:00 AM
End: Friday, August 22, 2014 11:00:00 AM
Location: Behind Bldg B

Please join Jim Cable for an Allhands Meeting today, at 10am PST. Conference information for remote attendees: Please register at link below. All Hands Meeting - Bldg B

Join us for a Webinar on August 22
Please join Jim Cable for an Allhands Meeting
On Friday August 22nd at 10:00am PST
in Bldg B.

August 22, 2014

Re: Murata Corporation Proposed Acquisition of Peregrine Semiconductor

Dear Valued Peregrine Customer:
I’m excited to inform you that Peregrine Semiconductor has entered into a definitive agreement with Murata to be acquired. Murata is a technology leader in most of the key markets that are serviced by Peregrine. As a combined force, we will be able to leverage off each other’s strengths and attain key synergies in developing and marketing the best RF products in the industry.
The acquisition is expected to close in the fourth quarter of calendar 2014, subject to approval by Peregrine’s shareholders and customary regulatory approvals. As an important Peregrine customer and partner, we will keep you informed during this approval process.
We will be operating as business as usual during this time. Your Peregrine or Sales Channel partner will be contacting you to answer any questions you might have about our continuing business relationship and support.
In the interim, if you have any questions, please feel free to contact me directly.

Sincerely,

Carl Burrow
Vice-President of Sales & Marketing
cburrow@psemi.com